Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633	Patsy Alston- (864) 342-5613
	Director of Investor Relations	Sr. Director of Public Affairs
	jfulmer@advanceamerica.net	palston@advanceamerica.net

Advance America Responds to Order
from the North Carolina Commissioner of Banks

SPARTANBURG, S.C., December 22, 2005 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced today that the North Carolina Commissioner of Banks  issued an order directing that its North Carolina subsidiary must cease further operation of its centers in North Carolina to the extent they make payday loans on behalf of a lending bank.  A Notice of Appeal will be filed with the State Banking Commission as soon as possible.

“While we knew that a ruling from the Commissioner of Banks was forthcoming, we are nevertheless disappointed by the Commissioner’s order,” stated Kenneth E. Compton, the President and Chief Executive Officer of the Company.  “We continue to believe that we have always conducted business in North Carolina in compliance with all applicable laws and we will therefore continue to vigorously defend the agency business model.  Regrettably, the Commissioner’s ruling will eliminate one of the few short term financial options North Carolina consumers have available to them.”

As previously disclosed, the lending bank for which the Company’s North Carolina subsidiary has marketed, processed, and serviced payday cash advances and installment loans in North Carolina suspended its payday cash advance and installment loan origination as of the close of business on September 15, 2005.  The North Carolina centers have continued to collect the balances due under advances or loans made prior to September 15, 2005 in accordance with the agreement with the lending bank.  At December 22, 2005, there were 21 employees staffing

13 centers collecting outstanding balances.  It is not clear if today’s order from the Commissioner extends to the servicing of outstanding advances and loans.  Pending clarification from the Commissioner, all remaining operations in North Carolina will be suspended starting tomorrow.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,600 centers in 37 states.  The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable.  Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements.  These factors include: current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, and North Carolina; the suspension of our operations in North Carolina; the effect that compliance with the revised FDIC payday lending guidance may have on the lending banks and our results of operations from the agency business model; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably market, process, and service a new installment loan product and introduce and manage a credit services organization business, and a check-cashing business; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit service centers; the extent to which revised levels of underwriting analysis by the lending banks for installment loans may cause fewer customers to qualify for extensions of credit; the uncertainty of consumer and investor reception to our involvement with installment loan products, credit services, and check-cashing services; the accuracy of our estimates of payday cash advance, installment loan, or credit service losses; our relationships with the lending banks and with the banks party to our revolving credit facility; theft and employee errors; the availability of adequate financing, suitable centers, and experienced management employees to implement our growth strategy; increases in interest rates, which would increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans, and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification.  For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www.advanceamericacash.com.